Exhibit 21             Subsidiaries of Fidelity Federal Bancorp


Name                                            Jurisdiction of Incorporation
----                                            -----------------------------
Fidelity Federal Bancorp:
    United Fidelity Bank, fsb                                         Indiana
    Village Affordable Housing Corporation                            Indiana
    Village Securities Corporation                                    Indiana

Also included are the subsidiaries of United Fidelity Bank, fsb:
    Village Insurance Corporation                                     Indiana
    Village Housing Corporation                                       Indiana
    Village Management Corporation                                    Indiana
    Village Capital Corporation                                       Indiana